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                                 SCANFORMS, INC.
                             181 Rittenhouse Circle
                             Bristol, PA 19007-0602
                          (215) 785-0101 1-800-523-3936
                               Fax: (215) 785-6451

                                                                NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

Contact:  Emma Marie Cocci
          Secretary
          (215) 785-0101


                           SCANFORMS MANAGEMENT GROUP
                    INCREASES MERGER OFFER TO $3.80 PER SHARE
                    -----------------------------------------

Bristol, PA, June 6, 1996 -- Scanforms, Inc. (NASDAQ Small Cap:SCFM) today reported that the management group with whom the Company has entered into a merger agreement has increased the cash price to be paid to the Company's public shareholders in the merger from $3.60 to $3.80. The increase resulted from further negotiations with the Company's Independent Director in light of the Company's recent results of operations. The management group consists of the Company's Chairman and President, Robert A. Samans, and one of its Directors. The merger agreement was entered into by the Company and the management group on February 15, 1996 following a process commenced with a public announcement in March 1995 of the Company's willingness to consider proposals for a significant transaction, and subsequent efforts by Janney Montgomery Scott, an investment banking firm retained for that purpose.

The merger is conditioned upon the completion of final documentation of a bank financing, the receipt by the Board of Directors of a current fairness opinion from Janney Montgomery Scott and the approval of the Company's shareholders. The Company is in the process of finalizing its proxy materials with the Securities and Exchange Commission.

Scanforms is a full-service manufacturer of direct mail advertising with in-house forms manufacturing, laser computer personalization and mailing services.